Exhibit 5.1

CLIFFORD CHANCE LLP
ADVOCATEN SOLICITORS NOTARIS
BELASTINGADVISEURS

DROOGBAK 1A
1013 GE AMSTERDAM
PO BOX 251
1000 AG AMSTERDAM

EX 5.1 OPINION OF CLIFFORD CHANCE	TEL +31 20 7119 000
FAX +31 20 7119 999

www.cliffordchance.com

E-mail: Gregory.Crookes@cliffordchance.com

21 February 2013

Nielsen Holdings N.V.
Diemerhof 2 1112 XL Diemen The Netherlands

Dear Sirs,

Nielsen Holdings N.V. (the “Company”) –

SEC Registration of common shares

Introduction

We, Clifford Chance LLP, have acted as legal counsel to the Company in The Netherlands in connection with the Registration. Capitalised terms used in this legal opinion have the meaning ascribed to them in the Annex A. Headings in this opinion are for ease of reference only and shall not affect the interpretation hereof.

This opinion is limited to the laws of The Netherlands in force as at the date hereof as applied and interpreted according to present published case-law of the Netherlands courts, administrative rulings and authoritative literature.

II.	Documents examined / Reliance

In arriving at the opinions expressed below, we have examined and relied upon the following:

(a)	the Articles of Association;

(b)	the Extract;

(c)	the Registration Statement;

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

(d)	the Prospectus;

(e)	the Prospectus Supplement;

(f)	the Deed of Amendment;

(g)	the Deeds of Issuance;

(h)	the McCann Option Documents;

(i)	the Resolutions; and

(j)	the Officer’s Certificate.

In addition, we have examined such documents and performed such other investigations as we considered necessary for the purpose of this opinion.

III.	Assumptions

In examining and in describing the documents listed above and in giving this opinion we have assumed:

(i)	that the General Meeting and the Board have each taken all necessary corporate action to authorize and approve the issuance of the Shares;

(ii)	that the Shares have been validly issued and delivered and an amount at least equal to the nominal value of such Shares has been duly paid to the Company in accordance with the subscription or issue agreement pursuant to which such Shares were issued;

(iii)	that all documents submitted to us and the signatures and initials thereon are genuine and that such signatures are the signatures of the persons purported to have signed such documents and that such persons when signing these documents had legal capacity to do so and that all documents submitted to us as photocopies or faxed or scanned copies are in conformity with the originals;

(iv)	the due compliance with the laws of any jurisdiction other than those of The Netherlands; and

(v)	that the information set out in the Extract is complete, correct, accurate and not misleading on the date hereof and consistent with the information contained in the files kept by the Chamber of Commerce with respect to the Company.

IV.	Opinion

Based upon and subject to the foregoing and to the further qualifications set out below and subject to any factual matters, documents or events not disclosed to us by the parties

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

concerned, having regard to the legal considerations relevant to this legal opinion, we are of the opinion that each Share has been validly issued and, upon payment, fully paid and non-assessable.

V.	Qualifications

The opinion expressed above is subject to the following qualifications:

(A)	the terms “enforceable”, “enforceability”, “valid”, “legal”, “binding” and “effective” (or any combination thereof) where used herein, mean that the obligations assumed by the relevant party under the relevant document are of a type which the laws of The Netherlands generally recognises or enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms; in particular enforcement before the courts of The Netherlands will in any event be subject to (without limitation):

(i)	the degree to which the relevant obligations are enforceable under their governing law (if other than the laws of The Netherlands);

(ii)	the nature of the remedies available in such courts (and nothing in this opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

(iii)	the acceptance by such courts of jurisdiction;

(iv)	prescription or limitation periods (within which suits, actions or proceedings must be brought); and

(v)	the availability of defences such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, force majeure, unforeseen circumstances, undue influence, duress, error, abatement and counter-claim.

(B)	in addition, our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, liquidation, reorganisation, moratorium and other similar laws of general application relating to or affecting generally the enforcement of creditors’ right and remedies from time to time (including the doctrine of voidable preference within the meaning of Article 3:45 of the Netherlands Civil Code and/or Article 42 et. seq. of the Netherlands Bankruptcy Code);

(C)	the term “non-assessable” has no equivalent legal term under Netherlands law and where used herein, means that the Company has no right to require the holder of the relevant share(s) to pay to the Company any additional amount as a result of its share ownership required for the share to be fully paid up (for the avoidance of doubt, without prejudice to claims based on tort (onrechtmatige daad));

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

(D)	under the laws of The Netherlands, the term “fully paid” when used in relation to shares of a Dutch company such as the Company, means that the nominal value of that share has been paid in full, in cash or in kind, to the relevant company;

(E)	to the extent that the laws of The Netherlands are applicable the provision that the holder of a security will be treated as its absolute owner may not be enforceable under all circumstances, such as but not limited to, error (dwaling) or deceit (bedrog);

(F)	under the laws of The Netherlands, each power of attorney or mandate, whether or not irrevocable, granted by the Company, will terminate by operation of law and without notice upon its bankruptcy (faillissement) of the Company and can only be effectively exercised with the co-operation of the court-appointed administrator (bewindvoerder) in the event of the Company being granted a (preliminary) moratorium of payments ((voorlopige) surseance van betaling);

(G)	if any holder of a Share is controlled by or otherwise connected with a person, organisation or country, which is currently the subject of United Nations, European Community or Netherlands sanctions, implemented, effective or sanctioned in The Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Import and Export Act (In- en Uitvoerwet), the Economic Offences Act (Wet Economische Delicten) or the FSA, or is otherwise the target of any such sanctions, the obligations of the Company to that party may be unenforceable, void or otherwise affected; and

(H)	in issuing this opinion we do not assume any obligation to notify or to inform you of any developments subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time;

VI.	Reliance

This opinion:

(a)	is an exhibit to a Current Report on Form 8-K and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) such Current Report on Form 8-K and may not be relied upon by or disclosed to any other person, company, enterprise or institution, except your legal advisers, or used for any other purpose other than the Registration;

(b)	Each person relying on this opinion agrees, in so relying, that only Clifford Chance LLP shall have any liability in connection with this opinion, and that, except as

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

otherwise required by the Securities Act, the agreement in this paragraph (b) and all liability and other matters relating to this opinion shall be governed exclusively by Dutch law; and

(c)	may be filed by the Company as an exhibit to a Current Report on Form 8-K and the Company may refer to Clifford Chance LLP giving this opinion under the heading “Legal Matters” in the Prospectus and the Prospectus Supplement. The previous sentence is no admittance from us or Clifford Chance LLP that we are or Clifford Chance LLP is in the category of persons whose consent for the filing and reference in that paragraph is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

– signature page to follow –

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

Yours faithfully,

On behalf of Clifford Chance, LLP	On behalf of Clifford Chance, LLP

/s/ G.G. Crookes	/s/ T. Van Duuren

G.G. Crookes	T.P. van Duuren
Partner	Partner
Solicitor England & Wales	Notaris
Clifford Chance LLP	Clifford Chance LLP

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

Annex A – Definitions

Articles of Association	means a copy of the articles of association (statuten) of the Company as last amended on 21 January 2011 executed before the Dutch civil law notary Dr Thomas Pieter van Duuren;

Board	means the board of directors (bestuur) of the Company;

Board Resolutions	means the January 2007 Board Resolution, the March 2012 Board Resolution and the February 2013 Board Resolution;

Chamber of Commerce	means the Chamber of Commerce in Amsterdam, The Netherlands;

Company	means Nielsen Holdings N.V., a public company with limited liability (naamloze vennootschap) incorporated under Dutch law, having its seat (statutaire zetel) at Amsterdam, The Netherlands, having its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands, registered with the Dutch Commercial Register (Handelsregister) under number 34248449;

December 2007 Board Resolution	means a copy of the written resolution by the management board of Valcon Acquisition Holding B.V. (currently the Company) dated 14 December 2007;

Deed of Amendment	means a copy of the deed of amendment to the articles of association (statuten) of the Company including conversion of shares executed on 30 August 2010 before the Dutch civil law notary Dr Thomas Pieter van Duuren;

Deeds of Issuance	means the certified copies of the notarial deeds of issuance of certain shares in the Company dated 10 May 2007 and 28 January 2009 that were subsequently converted into the Shares (excluding the McCann Option Shares) by the Deed of Amendment;

EU Insolvency Regulation	means Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings;

Extract	means a copy of a certified extract (gewaarmerkt uittreksel) dated 21 February 2013 from the Dutch Commercial Register of the Chamber of Commerce relating to the registration of the

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

Company under number 34248449 and confirmed to us by the Chamber of Commerce by telephone at 09:14 hours CET on 21 2013 to have remained unaltered since such date;

February 2013 Board Resolution	means a copy of the written resolution by the Board dated 13 February 2013;

General Meeting	means the general meeting of shareholders (algemene vergadering van aandeelhouders) of the Company;

January 2007 Board Resolution	means a copy of the written resolution by the management board of Valcon Acquisition Holding B.V. (currently the Company) dated 8 January 2007;

March 2012 Board Resolution	means a copy of the written resolution by the Board dated 16 March 2012;

McCann Option Agreement	means a copy of the executed stock option agreement dated 5 March 2007 and entered into between Valcon Acquisition Holding B.V. (currently the Company) and Mr. R. McCann;

McCann Option Documents	means the McCann Option Agreements and the McCann Option Notice;

McCann Option Notice	Means a copy of the notice of exercise of option dated 14 February 2013 from Mr. R. McCann;

Officer’s Certificate	means the certificate dated the date of this opinion attached to this opinion as Annex B;

McCann Option Shares	means those shares issued to Mr. McCann under the McCann Option Agreement, i.e. 7,027 ordinary shares in the capital of the Company, with a nominal value of EUR 0.07 each and numbered 373,507,347 up to and including 373,514,373;

Over-allotment Letter	means a copy of the executed over-allotment letter from J.P. Morgan Securities LLC as representative of the several underwriters listed in Schedule 1 to the Underwriting Agreement dated 19 February 2013;

Pricing Resolution	means the written resolutions adopted by the pricing committee dated 14 February 2013;

Prospectus	means the base prospectus in relation to the offering of the Shares dated 19 March 2012;

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

Prospectus Supplement	means the prospectus supplement to the Prospectus in relation to the offering of the Shares dated 15 February 2013;

Registration	means the registration of the Shares with the SEC under the Securities Act;

Registration Statement	means the registration statement on Form S-3, as amended from time to time, in relation to the Registration initially filed with the SEC on 19 March 2012;

Resolutions	means the Board Resolutions and the Pricing Resolution;

Securities Act	means the United States Securities Act of 1933, as amended;

Shares	means 40,814,884 ordinary shares in the capital of the Company, with a nominal value of EUR 0.07 each and numbered 195,463,202 up to and including 236,266,399, numbered 272,498,893 up to and including 272,504,540 and numbered 373,507,347 up to and including 373,513,384 as purchased by the underwriters pursuant to the Underwriting Agreement;

Underwriting Agreement	means the underwriting agreement dated 15 February 2013 between, among others, the Company and the underwriters named therein relating to the sale of the Shares.

Annex B – Officer’s Certificate

THE UNDERSIGNED:

(1)	Mr. H. Black; company secretary to the board of directors and its committees of:

Nielsen Holdings N.V., a public company with limited liability (naamloze vennootschap) incorporated under Dutch law, having its seat (statutaire zetel) in Amsterdam, The Netherlands, and its registered office at Diemerhof 2, 1112 XL Diemen, The Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 34248449 (the “Company”);

WHEREAS:

(A)	The Company has effected a public offering in the capital of the Company (the “Offering”), by way of the sale by Valcon Acquisition Holding (Luxembourg) S.à r.l. and Mr. R. McCann (the “Selling Shareholders”) to the Underwriters (as defined in the Underwriting Agreement) of 40,814,884 ordinary shares in the capital of the Company with nominal value of EUR 0.07 per share numbered 195,463,202 up to and including 236,266,399, numbered 272,498,893 up to and including 272,504,540 and numbered 373,507,347 up to and including 373,513,384 (the “Shares”) all as described in the Underwriting Agreement and as described in the base prospectus dated 19 March 2012 and the prospectus supplement dated 15 February 2013 and registered the Shares with the United States Securities and Exchange Commission;

(B)	The undersigned is one of the persons duly appointed by the board of directors of the Company (the “Board”) as authorized officer and representative pursuant to resolutions adopted by the Board dated 22 February 2012 and has been granted by the Board a power of attorney to effectuate all matters related to the Offering pursuant to the resolutions adopted by the Board dated 13 February 2013;

(C)	This is an Officer’s Certificate as referred to in the Exhibit 5.1 opinion of Clifford Chance LLP (“Clifford Chance”) dated the date hereof (“Opinion”). Capitalized terms used in this Officer’s Certificate have the meaning ascribed to them in Annex A of the Opinion.

CERTIFIES ON BEHALF OF THE BOARD:

1.	Each of the following copy documents and form of documents delivered to Clifford Chance is a correct and complete copy of the original and, unless the Board expressly states to the contrary in writing, that original remains unaltered, in full force and effect and has not been amended or revoked, that all factual statements made and all confirmations given therein were true and accurate and not misleading when given and remain true and accurate and not misleading at the date of this Officer’s Certificate:

(a)	the Board Resolutions; and

(b)	the McCann Option Documents;

(c)	the Pricing Resolution;

2.	Each of the Board Resolutions and the Pricing Resolution has been made with due observance of the provisions of the Company’s articles of association as amended from time to time and any regulations adopted by the board of directors (bestuur) of the Company in each case to the extent relating to the convening of meetings and the adoption of resolutions and meets, respectively will meet, in view of inter alia the manner in which they were, respectively will be, adopted, the standards of reasonableness and fairness (redelijkheid en billijkheid) and that none of the Board Resolutions and the Pricing Resolution has been withdrawn or amended;

3.	An amount equal to at least the nominal value of the Shares has been duly paid to the Company;

4.	On 14 February 2013 and in accordance with the McCann Option Agreement, 7,027 ordinary shares in the capital of the Company were issued to Mr. R. McCann following the exercise of the options granted to him as per the McCann Option Agreement; and

5.	The Company is not subject to any bankruptcy proceedings, suspension of payments, emergency measures, other insolvency proceedings as listed in Annex A and Annex B to the EU Insolvency Regulation or other laws relating to or affecting the rights of creditors;

RELIANCE:

Clifford Chance may rely on this Officer’s Certificate (without personal liability for the undersigned).

HARRIS BLACK

/s/ Harris Black
Title: Date:	Company Secretary 21 February 2013